Exhibit 99(d)(viii)

AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT (Amendment) dated as of June 28, 2006, is entered into by and between Wilshire Associates Incorporated, a California corporation (Adviser), and The Boston Company Asset Management, LLC (Sub-Adviser).

WHEREAS, Adviser is the investment adviser of the Wilshire Variable Insurance Trust (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios (collectively, the “Fund Portfolios”) including the Equity Fund, the Income Fund, the Balanced Fund, the Short-Term Investment Fund, the Socially Responsible Fund, the International Equity Fund, and the Small-Cap Growth Fund;

WHEREAS, Adviser and Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated as of September 30, 2004 (Agreement), pursuant to the terms of which Adviser retained Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time.

WHEREAS, Adviser and Sub-Adviser desire to amend the Agreement to state expressly that Exhibit 1 shall be amended so that assets currently invested in accordance with the Sub-Adviser’s International Equity guidelines will going forward be invested in accordance with the Sub-Adviser’s International Core guidelines.

WHEREAS, Adviser and Sub-Adviser desire to make such other amendments to the Agreement as are set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, each of Adviser and Sub-Adviser agrees to the terms and conditions set forth below.

1.	General

The Agreement is amended, as of the date on which Adviser and Sub-Adviser execute this Amendment, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. This Amendment is part of the Agreement. All other provisions of the Agreement remain intact and by signing below, each of Adviser and Sub-Adviser reaffirms its agreement to be bound by the terms and conditions of the Agreement (as hereby amended).

2.	Exhibit 1.

Exhibit 1 of the Agreement is amended to replace this exhibit in its entirety such that Exhibit 1 should read as attached hereto:

3.	Ratification

As amended by this Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this Amendment, the Agreement shall be read, taken and construed as one and the same instrument.

4.	Counterparts

This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of Adviser and Sub-Adviser and delivered to the other, it being understood that Adviser and Sub-Adviser need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Adviser and Sub-Adviser has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative, effective as of the date first written above.

The Boston Company Asset Management, LLC

By:	/s/ Corey A. Griffin
Name:	Corey A. Griffin
Title:	Chairman and CEO

Wilshire Associates Incorporated

By:	Lawrence E. Davanzo
Name:	Lawrence E. Davanzo
Title:	Sr. Managing Director

EXHIBIT 1

Wilshire Variable Insurance Trust International Equities Fund

Investment Objectives and Guidelines

Investment Objective

•	Total return of the portfolio should exceed the return of the Morgan Stanley Capital International (MSCI) EAFE Index over a market cycle.

Investment Guidelines

•

The assets will be invested primarily in international common stocks and other equity securities of issuers organized or conducting business in countries other than the United States. Such securities include, but are not limited to, local shares, ADRs, GDRs, securities convertible into stock, preferred stock, rights and warrants. The portfolio may also invest in currencies and forward contracts to settle trades and stock index futures to temporarily expose frictional cash to equities.

Diversification:*

•	No single holding shall account for more than 3% of the portfolio relative to the benchmark at the time of purchase.

•	No single holding shall account for more than 5% of the outstanding common stock of any one corporation.

•	Normally, the weighting in any one sector shall not be more than 2 percentage points above or below the Morgan Stanley EAFE Index weighting.

•	Normally, the weighting in any one country shall not be more than 2 percentage points above or below the Morgan Stanley EAFE Index weighting.

•	Normally, the weighting in any one industry shall not be more than 3 percentage points above or below the benchmark

•	Normally, the fund will invest only in developed market countries included in the Morgan Stanley EAFE Index.

144A Securities

•	Qualified Institutional Buyer Status (check one):

             The portfolio is part of an entity which is a qualified institutional buyer, therefore,

Sub-Adviser is not

restricted from purchasing 144A securities.

             The portfolio is part of an entity which is not a qualified institutional buyer,

therefore, Sub-Adviser may

not invest portfolio assets in 144A securities.

*All percentage limitations shall apply at the time of purchase.

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